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                                                                   EXHIBIT (10)A

                                    AGREEMENT

     THIS AGREEMENT is made and entered into this 7th day of December, 2000, by and between Red Gold, Inc. (hereinafter "Red Gold") and O'Hara Resources, Ltd. (hereinafter "O'Hara"):

     WHEREAS, Red Gold is the owner of twenty four (24) mining claims known as RGI #s 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24,
25, 26, 27 and 28 located in Curry County, Oregon (hereinafter "the Claims");

     WHEREAS, Red Gold and O'Hara entered into an Option Agreement on or about October 19, 2000, which is incorporated herein by this reference, by which Red Gold granted O'Hara an option to purchase the Claims for 2,500,000 shares of O'Hara's common stock;

     WHEREAS, O'Hara has elected to exercise O'Hara's option to purchase the Claims pursuant to the above-noted Option Agreement.

     NOW THEREFORE, O'Hara and Red Gold agree as follows:

     1. ASSIGNMENT OF THE CLAIMS. Red Gold does hereby sell and assign any and all interest Red Gold has in the Claims to O'Hara. In so doing, Red Gold further agrees that Red Gold will assist O'Hara to do whatever is necessary to register the assignment of the Claims to O'Hara and ownership of the Claims in O'Hara's name with all appropriate governmental and/or non-governmental entities as may be required by law or otherwise.

     2. ISSUANCE OF STOCK. In recognition of the above-noted assignment, O'Hara will issue 2,500,000 shares of O'Hara's stock to Red Gold. These 2,500,000 shares will be registered in the name of "Red Gold, Inc." on O'Hara's stock ledger unless Red Gold directs otherwise. A stock certificate for these 2,500,000 shares will be issued in the name of "Red Gold, Inc." and will be delivered to Mr. Roger P. Villeneuve.

     3. WARRANTY. In entering this Agreement, Red Gold warrants that:

     a. Other than claims which have already been disclosed to O'Hara relating to the Gold Dogs, LLC, Lincoln City Medical Center Pension Fund and Brian D. Green, there are no liens or encumbrances on the Claims;

     2. Other than claims which have already been disclosed to O'Hara relating to the Gold Dogs, LLC, Lincoln City Medical Center Pension Fund and Brian D. Green, there are no outstanding royalty agreements or claims for royalties existing on the Claims; and

     3. Other than claims which have already been disclosed to O'Hara relating to the Gold Dogs, LLC, Lincoln City Medical Center Pension Fund and Brian D. Green, there are no claims against Red Gold, Inc. and/or its shareholders that would encumber and/or impact the Claims.

     4. CONTROLLING AUTHORITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     5. ATTORNEY FEES. In the event litigation is initiated arising out of this Agreement, the losing party shall pay to the prevailing party its reasonable attorney fees. If an appeal is taken from any judgment or decree of the trial court, the losing party shall pay the prevailing party in the appeal its reasonable attorney fees in such appeal.

     6. BINDING EFFECT. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective heirs, successors,


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and or assigns, to the extent as if specified at length throughout this
Agreement.

     7. WAIVER. Failure of any party to this Agreement at any time to require performance of any of other party to this Agreement of any provisions hereof, shall in no way affect any party's rights hereunder to enforce the same, nor shall any waiver by any party of any breach hereof be held to be a waiver of any succeeding breach or a waiver of this non-waiver clause.

     8. ENTIRE AGREEMENT. This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or between Red Gold and O'Hara and supersedes all prior discussions and agreements whether written or oral between Red Gold and O'Hara with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between Red Gold and O'Hara with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both Red Gold and O'Hara with the formalities hereof.

     9. COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument. This Agreement may also be executed by way of a signature transmitted by facsimile by each of the parties to this Agreement and a facsimile signature shall for all intents and purposes be considered the equivalent of an actual and original signature and shall be treated in all respects as an actual and original signature for the purposes of construing and enforcing the terms of this Agreement.


IN WITNESS WHEREOF said parties have hereunto set their hand on behalf of themselves, their heirs, assigns and representatives, and if a corporation, by order of their respective Board of Directors in duplicate on the date and year first above written.

   _____________/s/_______________________       ___________/s/___________
   Kevin Chambers, Chief Executive Officer          Roger P. Villeneuve,
   O'Hara Resources, Ltd.                           President
                                                    Red Gold, Inc.